[JR] James E. Raftery, CPA, PC
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     606 N. Stapley Drive                                         (480) 835-1040
     Mesa, Arizona  85203                                     FAX (480) 835-8832




February 25, 2004


Mr. Pierce Carson, President
AZCO Mining, Inc.
7239 N. El Mirage Road
Glendale, AZ  85307


Dear Mr. Carson,


This is to confirm that the client-auditor relationship between AZCO Mining, Inc. (commission File Number 0-020430) and James E. Raftery CPA PC has ceased.


Very truly yours,

/s/ James E. Raftery, CPA
James E. Raftery, CPA PC


Cc:   Chief Accountant
      SECPS Letter File, Mail Stop 11-3
      450 Fifth Street, N.W.
      Washington, D.C. 20549


 Member, American Institute of Certified Public Accountants and Arizona Society
                        of Certified Public Accountants


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